                                                                       Exhibit 1

                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                              SHOPKO STORES, INC.,


                              SHOPKO MERGER CORP.


                                      and


                          PAMIDA HOLDINGS CORPORATION



                            Dated as of May 10, 1999

                               TABLE OF CONTENTS
                               -----------------

                                                                     Page
                                                                     ----

                                   ARTICLE I
                                   THE OFFER

SECTION 1.01 The Offer...............................................  -2-
SECTION 1.02 Company Action..........................................  -4-

                                   ARTICLE II
                                   THE MERGER
SECTION 2.01 The Merger..............................................  -6-
SECTION 2.02 Effective Time; Closing.................................  -6-
SECTION 2.03 Effect of the Merger....................................  -6-
SECTION 2.04 Certificate of Incorporation; Bylaws....................  -6-
SECTION 2.05 Directors and Officers..................................  -6-
SECTION 2.06 Conversion of Securities................................  -7-
SECTION 2.07 Stock Options...........................................  -7-
SECTION 2.08 Surrender of Shares; Stock Transfer Books...............  -8-
SECTION 2.09 Dissenting Shares....................................... -10-
SECTION 2.10 Withholding Taxes....................................... -10-
SECTION 2.11 Merger Without Meeting of Shareholders.................. -11-
SECTION 2.12 Further Assurances...................................... -11-

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01 Organization and Qualification; Subsidiaries............ -11-
SECTION 3.02 Certificate of Incorporation and Bylaws................. -12-
SECTION 3.03 Capitalization.......................................... -12-
SECTION 3.04 Authority Relative to this Agreement.................... -14-
SECTION 3.05 No Conflict; Required Filings and Consents.............. -14-
SECTION 3.06 Compliance.............................................. -15-
SECTION 3.07 SEC Filings; Financial Statements....................... -16-
SECTION 3.08 Absence of Certain Changes or Events.................... -17-
SECTION 3.09 Absence of Litigation................................... -17-
SECTION 3.10 Employee Benefit Plans.................................. -17-
SECTION 3.11 Labor Matters........................................... -20-
SECTION 3.12 Offer Documents; Schedule 14D-9; Proxy Statement........ -20-
SECTION 3.13 Real Properties......................................... -21-
SECTION 3.14 Personal Property....................................... -23-
SECTION 3.15 Trademarks, Patents and Copyrights...................... -23-

SECTION 3.16 Taxes................................................... -24-
SECTION 3.17 Environmental Matters................................... -25-
SECTION 3.18 Contracts............................................... -26-
SECTION 3.19 Insurance; Workers' Compensation........................ -27-
SECTION 3.20 Certain Payments; Absence of Certain Business Practices. -28-
SECTION 3.21 Licenses and Permits.................................... -28-
SECTION 3.22 Letters of Credit, Surety Bonds, Guarantees............. -28-
SECTION 3.23 Brokers................................................. -28-
SECTION 3.24 Opinion of Financial Advisor............................ -29-

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

SECTION 4.01 Corporate Organization.................................. -29-
SECTION 4.02 Authority Relative to this Agreement.................... -29-
SECTION 4.03 No Conflict; Required Filings and Consents.............. -30-
SECTION 4.04 Offer Documents; Proxy Statement........................ -30-
SECTION 4.05 Brokers................................................. -31-
SECTION 4.06 Financing............................................... -31-
SECTION 4.07 Operations of Purchaser................................. -31-

                                   ARTICLE V
           CONDUCT OF BUSINESS PENDING THE PURCHASER'S ELECTION DATE

SECTION 5.01 Conduct of Business by the Company Pending the
             Purchaser's Election Date............................... -31-

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

SECTION 6.01 Special Stockholders' Meeting........................... -34-
SECTION 6.02 Proxy Statement......................................... -34-
SECTION 6.03 Company Board Representation; Section 14(f)............. -35-
SECTION 6.04 Access to Information; Confidentiality.................. -36-
SECTION 6.05 No Solicitation......................................... -36-
SECTION 6.06 Third Party Standstill Agreements....................... -37-
SECTION 6.07 Directors' and Officers' Indemnification and Insurance.. -38-
SECTION 6.08 Notification of Certain Matters......................... -39-
SECTION 6.09 Further Action; Reasonable Efforts...................... -39-
SECTION 6.10 Public Announcements.................................... -40-
SECTION 6.11 Confidentiality Agreement............................... -40-
SECTION 6.12 State Takeover Laws..................................... -40-
SECTION 6.13 Employment Covenant..................................... -41-
SECTION 6.14 Real Estate Transfer and Gains Tax...................... -41-

SECTION 6.15 Retirement of Certain Outstanding Indebtedness............... -41-

                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Merger..................................... -42-

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination.................................................. -43-
SECTION 8.02 Effect of Termination........................................ -45-
SECTION 8.03 Fees and Expenses............................................ -45-
SECTION 8.04 Amendment.................................................... -46-
SECTION 8.05 Waiver....................................................... -46-

                                   ARTICLE IX
                               GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements... -46-
SECTION 9.02 Notices...................................................... -46-
SECTION 9.03 Certain Definitions.......................................... -47-
SECTION 9.04 Severability................................................. -50-
SECTION 9.05 Entire Agreement, Assignment................................. -51-
SECTION 9.06 Parties in Interest.......................................... -51-
SECTION 9.07 Specific Performance......................................... -51-
SECTION 9.08 Waiver of Jury Trial......................................... -51-
SECTION 9.09 Governing Law................................................ -51-
SECTION 9.10 Headings..................................................... -51-
SECTION 9.11 Counterparts................................................. -51-
SECTION 9.12 Certain Undertakings by Parent............................... -51-

Exhibit A -- Form of Stockholder Agreement
Exhibit B -- Form of Stockholder and Purchase Agreement

Disclosure Schedule

Section 3.01       --  Subsidiaries of the Company
Section 3.03       --  Capitalization and Stock Option Plans
Section 3.05       --  Certain Effects of the Offer and the Merger
Section 3.06       --  Compliance
Section 3.07       --  SEC Filings; Financial Statements
Section 3.08       --  Certain Developments
Section 3.09       --  Legal Proceedings
Section 3.10       --  Employee Benefit Plans
Section 3.11       --  Labor Matters
Section 3.13       --  Real Properties
Section 3.14       --  Personal Property
Section 3.15       --  Trademarks, Patents and Copyrights
Section 3.16       --  Taxes
Section 3.17       --  Environmental Matters
Section 3.18       --  Material Contracts
Section 3.19       --  Insurance Policies and Workers' Compensation
Section 3.22       --  Letters of Credit, Surety Bonds, Guaranties
Section 5.01       --  Conduct of Business

Annex A -- Conditions of the Offer

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


          AGREEMENT AND PLAN OF MERGER, dated as of May 10, 1999 (this "Agreement"), by and among ShopKo Stores, Inc., a Wisconsin corporation ("Parent"), ShopKo Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and Pamida Holdings Corporation, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

          WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent and Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

          WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of Common Stock, par value $0.01 per share, of the Company (the "Shares") for $11.50 per Share (such amount being hereinafter referred to as the "Offer Price") net to the seller in cash, subject to withholding of taxes, if applicable, upon the terms and subject to the conditions of this Agreement and the Offer; and

          WHEREAS, the Board of Directors of the Company (the "Board") has unanimously approved the making of the Offer and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer; and

          WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") following the consummation of the Offer and upon the terms and subject to the conditions set forth herein; and

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Purchaser's willingness to enter into this Agreement (i) Parent and certain holders of Shares have entered into Stockholder Agreements (the "Share Stockholder Agreements") in the form attached as Exhibit A and (ii) Parent and the sole holder of shares of Nonvoting Common Stock, par value $0.01 per share, of the Company (the "Nonvoting Shares") have entered into a Stockholder and Purchase Agreement (together with the Share Stockholder Agreements, the "Stockholder Agreements") in the form attached as Exhibit B;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER


          SECTION 1.01 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and none of the events or circumstances set forth in Annex A hereto shall have occurred or be existing, Purchaser agrees to, and Parent agrees to cause Purchaser to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the first public announcement of the execution hereof. Parent and Purchaser agree that the right and obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the conditions (the "Offer Conditions") that (i) the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer, combined with the Shares already owned by Parent, Purchaser or any of their affiliates, constitute at least 51% of the then outstanding Shares determined on a fully diluted basis (assuming the exercise of all options to purchase Shares and the conversion or exchange of all securities convertible or exchangeable into Shares but not assuming the conversion of the Nonvoting Shares into Shares) at the expiration of the Offer (the "Minimum Condition") and (ii) the other conditions set forth in Annex A shall have been satisfied. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that Parent and Purchaser agree that no change may be made without the consent of the Company which decreases the Offer Price, which changes the form of consideration to be paid in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, which alters the terms of the Minimum Condition, which waives the Minimum Condition, which otherwise modifies or amends the conditions to the Offer or any other term of the Offer in a manner that is adverse to the holders of the Shares or Nonvoting Shares, which imposes conditions to the Offer in addition to those set forth in Annex A hereto or, except as provided in the next sentence, which extends the expiration date of the Offer. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, so long as this Agreement has not been terminated in accordance with its terms, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, (iii) if all Offer Conditions are satisfied or waived but the number of Shares tendered is at least equal to 85%, but less than 90%, of the then outstanding number of Shares, extend the Offer for any reason on one or more occasions for an aggregate period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence and (iv) extend the Offer until July 2, 1999 unless (A) the event of default which would arise under Section 8.1(j) of the Loan Agreement (as defined below) because of Purchaser's purchase of Shares pursuant to the Offer has been waived or (B) the termination fee under Section 10.2(e) of the Loan Agreement has been reduced to $1.25 million or less (provided, that if Purchaser extends the Offer pursuant to this clause (iv), Purchaser shall be deemed to have irrevocably waived the condition set forth in paragraph (d) of Annex A, insofar as such paragraph relates to representations and warranties of the Company, and the condition set forth in paragraph (e) of Annex A), in the case of each of clauses (i) through
(iv), subject in each case to the right of Parent, Purchaser or the Company to terminate this Agreement pursuant to the terms hereof. Parent and Purchaser agree that if at any scheduled expiration date of the Offer, the Minimum Condition, the HSR Condition (as defined in Annex A) or the condition set forth in paragraph (d) of Annex A shall not have been satisfied, but at such scheduled expiration date all the conditions set forth in paragraphs (a), (b), (c), (e),
(f), (g) and (h) shall then be satisfied, at the request of the Company (confirmed in writing), Purchaser shall extend the Offer from time to time, subject to the right of Parent, Purchaser or the Company to terminate this Agreement pursuant to the terms hereof. Subject to the terms and conditions of the Offer and this Agreement, Purchaser shall, and Parent shall cause Purchaser to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to accept for payment and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer, and in any event in compliance with the obligations respecting prompt payment pursuant to Rule 14e-1(c) under the Exchange Act. The Offer Price shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. The obligations of Purchaser to commence the Offer and to accept for payment and to pay for Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Offer Conditions. Parent shall not, and shall cause Purchaser not to, cause the Offer to expire unless Parent terminates this Agreement prior to or on the date of the expiration of the Offer.

          (b) Parent and Purchaser agree, subject to the terms and conditions set forth herein, that, as soon as reasonably practicable on the date of commencement of the Offer, Parent and Purchaser will file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. Parent and Purchaser agree that the Schedule 14D-1 will contain or will incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent and Purchaser will take all steps necessary to ensure that the Offer Documents (i) will comply in all material respects with the provisions of applicable federal and state securities laws and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading. Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to stockholders of the Company. Each of Parent and Purchaser agrees to provide the Company and its counsel with copies of any written comments that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents and written statements describing telephone conversations with the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or such conversations and to cooperate with the Company and its counsel in responding to any such comments. Parent and Purchaser agree to use their reasonable best efforts to respond promptly to the SEC.

          SECTION 1.02 Company Action. (a) The Company hereby approves of and consents to the Offer and represents and warrants that (i) the Board, at a meeting duly called and held on May 10, 1999, has unanimously (A) determined that this Agreement and the transactions contemplated by this Agreement, including each of the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company and has declared this Agreement and the transactions contemplated by this Agreement to be advisable, (B) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, and (C) recommended that the holders of Shares accept the Offer and that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger, and (ii) Johnson Rice & Company, L.L.C. has delivered to the Board a written opinion to the effect that, as of the date of such opinion, the consideration to be received by the holders of Shares (other than Parent, Purchaser and their affiliates) pursuant to each of the Offer and the Merger and the holders of Nonvoting Shares (other than Parent, Purchaser and their affiliates) pursuant to the Merger is fair to such holders of Shares and Nonvoting Shares from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence; provided, however, that such recommendation and the resolutions with respect thereto may be withdrawn, modified or amended to the extent the Board determines in good faith, after receiving the advice of independent legal counsel, that such action is required in the exercise of the Board's fiduciary duties under applicable law. Any such withdrawal, modification or amendment shall not constitute a breach of this Agreement but shall not otherwise affect any of the rights of Parent or Purchaser under this Agreement.

          (b) The Company agrees, subject to the terms and conditions set forth herein, that it will file, as soon as reasonably practicable on the date of commencement of the Offer, with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, subject only to the right to withdraw, modify or amend such recommendation as and to the extent provided in Section 1.02(a), the recommendation of the Board described in Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable federal securities laws. The Company will take all steps necessary to ensure that the Schedule 14D-9 (i) will comply in all material respects with the provisions of applicable federal and state securities laws and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel with copies of any written comments that the Company or its counsel may receive from the SEC or its staff with respect to the
Schedule 14D-9 and written statements describing telephone conversations with the SEC or its staff with respect to the 14D-9 promptly after the receipt of such comments or such conversations and to cooperate with Parent, Purchaser and their counsel in responding to any such comments. The Company agrees to use its reasonable best efforts to respond promptly to the SEC.

          (c) The Company shall cause its transfer agent to promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares and securities convertible into Shares. The Company shall cause its transfer agent to furnish Purchaser with such additional information (including updated listings and computer files of stockholders, mailing labels and security position listings) and such other assistance as Parent, Purchaser or their agents may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated in accordance with Section 8.01, will promptly deliver to the Company the original and all copies of such information then in their possession.

                                   ARTICLE II

                                   THE MERGER


          SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined), Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware.

          SECTION 2.02 Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger as the Company and Parent shall agree (the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

          SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          SECTION 2.04 Certificate of Incorporation; Bylaws. (a) The Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by applicable law and such Certificate of Incorporation.

          (b) The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

          SECTION 2.05 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving

Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

          SECTION 2.06 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the Shares:

          (a) Each Share and each Nonvoting Share issued and outstanding immediately prior to the Effective Time (other than any Shares and Nonvoting Shares to be canceled pursuant to Section 2.06(b) and Dissenting Shares (as defined in Section 2.09)) shall be canceled and shall be converted automatically into the right to receive from the Surviving Corporation an amount in cash equal to the price paid in the Offer (the "Merger Consideration"), payable, without interest, to the holder of such Share or Nonvoting Share, upon surrender, in the manner provided in Section 2.08, of the certificate that formerly evidenced such Share or such Nonvoting Share (the "Certificates");

          (b) Each Share and each Nonvoting Share owned by Parent, Purchaser, the Company or any direct or indirect wholly owned subsidiary of Parent or of the Company (other than Shares in trust accounts, custodial accounts and the like that are beneficially owned by third parties) immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto; and

          (c) Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one fully-paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          SECTION 2.07 Stock Options. (a) The Company shall take all actions necessary and appropriate to cause all options to purchase any shares of capital stock of the Company (in each case, an "Option") that are outstanding immediately prior to the Effective Time, whether or not then exercisable, to become fully exercisable immediately prior to the Effective Time. Prior to the Effective Time, the Company shall make all reasonable efforts to cause each Option outstanding at the Effective Time to be canceled at the Effective Time, in consideration for which the holder thereof shall be entitled to receive an amount equal to (i) the product of (x) the number of shares of capital stock of the Company subject to such Option and (y) the excess, if any, of the Merger Consideration over the exercise price per share for the purchase of the shares of capital stock of the Company subject to such Option, minus (ii) all applicable federal, state and local taxes required to be withheld in respect of such Option. Parent shall pay or cause the Company to pay the amounts payable pursuant to this Section 2.07(a) as soon as reasonably practicable following the Effective Time with funds provided by Parent. The cancellation of each Option in exchange for the consideration contemplated by this Section 2.07(a) shall be deemed a release of any and all rights the holder of an Option had or may have had in respect thereof.

          (b) The Company shall take all actions necessary and appropriate so that all stock option or other equity-based plans maintained with respect to the Shares, including the plans listed in Section 3.03 of the Disclosure Schedule ("Stock Option Plans"), shall terminate as of the Effective Time and the provisions in any other Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall take all actions necessary and appropriate to ensure that following the Effective Time no holder of an Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent, Purchaser or the Surviving Corporation.

          (c) Prior to the Effective Time, the Company shall (i) use its commercially reasonable efforts (but not including any payment to holders of Options) to obtain all necessary consents from, and provide (in a form acceptable to Parent) any required notices to, holders of Options, and (ii) amend the terms of the applicable Stock Option Plan and any then outstanding Options, in each case as is necessary to give effect to the provisions of Sections 2.07(a) and (b).

          SECTION 2.08 Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Parent shall designate American Stock Transfer & Trust Company or such other bank or trust company as shall be reasonably acceptable to the Company to act as agent (the "Paying Agent") for the holders of Shares and Nonvoting Shares in connection with the Merger to receive the funds to which holders of Shares and Nonvoting Shares shall become entitled pursuant to Section 2.06(a), and Parent shall deposit with such Paying Agent an amount sufficient to pay the aggregate Merger Consideration. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the amount so deposited by Parent to holders of Shares entitled thereto. The amount deposited by Parent with the Paying Agent shall not be used for any other purpose. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, respectively. Any and all amounts earned on such funds shall be paid over to the Surviving Corporation.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares or Nonvoting Shares entitled to receive the Merger Consideration pursuant to Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal (or, if such Shares or Nonvoting Shares are uncertificated, such other form of evidence of record ownership as is required by the Paying Agent). Upon surrender to the Paying Agent of a Certificate (or, with respect to uncertificated Shares or Nonvoting Shares, such other evidence of record ownership as is required by the Paying Agent), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate (or uncertificated Share or Nonvoting Share, as the case may be) shall be entitled to receive in exchange therefor the Merger Consideration (subject to withholding of taxes, if applicable) for each Share and Nonvoting Share formerly evidenced by such Certificate (or uncertificated Share and Nonvoting Share, as the case may be), and such Certificate (or uncertificated Share or Nonvoting Share, as the case may be) shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate (or uncertificated Share or Nonvoting Share, as the case may be) for the benefit of the holder of such Certificate (or uncertificated Share or Nonvoting Share, as the case may be). If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate (or uncertificated Share or Nonvoting Share, as the case may be) is registered on the stock transfer books of the Company, it shall be a condition of payment to the holder of a Certificate that it be endorsed properly or, with respect to Certificates and uncertificated Shares and Nonvoting Shares, otherwise be in proper form for transfer and that, with respect to Certificates and uncertificated Shares and Nonvoting Shares, the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder thereof or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

          (c) At any time following 90 days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares or Nonvoting Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them (or, if such Shares or Nonvoting Shares are uncertificated, such other form of evidence of record ownership as is required by the Paying Agent), without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share or a Nonvoting Share for any Merger Consideration delivered in respect of such Share or Nonvoting Share to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of Shares or Nonvoting Shares on the records of the Company. From and after the Effective Time, the holders of Shares and Nonvoting Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares and Nonvoting Shares except as otherwise provided herein or by applicable law.

          (e) If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

          SECTION 2.09 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of Delaware Law, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such Shares under Delaware Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.08, of the Certificate or Certificates (or, if such Shares are uncertificated, such other form of evidence of record ownership as is required by the Paying Agent) that, immediately prior to the Effective Time, evidenced such Shares. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to Delaware Law and received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.

          SECTION 2.10 Withholding Taxes. Parent and Purchaser shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Merger Consideration payable to a holder of Shares or Nonvoting Shares pursuant to the Merger any withholding and stock transfer Taxes and such amounts as are required under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Nonvoting Shares in respect of which such deduction and withholding was made by Parent or Purchaser and Parent shall provide, or cause the Paying Agent to provide, to the holders of such Shares and Nonvoting Shares written notice of the amounts so deducted or withheld.

          SECTION 2.11 Merger Without Meeting of Shareholders. Notwithstanding the foregoing, if Purchaser, or any other direct or indirect subsidiary of Parent, shall acquire at least 90 percent of the outstanding Shares and at least 90 percent of the outstanding Nonvoting Shares, then the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after expiration of the Offer without a meeting of shareholders of the Company, in accordance with Section 253 of the Delaware Law.

          SECTION 2.12 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Company or Purchaser, or (b) otherwise to carry out the purposes of this Agreement, then the Surviving Corporation and its proper officers and directors or their designees hereby are authorized to execute and deliver, in the name and on behalf of either of the Company or Purchaser, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either the Company or Purchaser, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Purchaser, respectively, and otherwise to carry out the purposes of this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


          The Company hereby represents and warrants to Parent and Purchaser that:

          SECTION 3.01 Organization and Qualification; Subsidiaries. Each of the Company and Pamida, Inc., a Delaware corporation ("Pamida" and, together with the other subsidiaries of the Company and Pamida, the "Subsidiaries" and each a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary, other than Pamida, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of the Company and each Subsidiary (a) has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted and (b) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to have such power, authority or approvals or to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a

Material Adverse Effect. When used in connection with the Company or any Subsidiary, the term "Material Adverse Effect" means any effect that is or is reasonably likely to be materially adverse to the business, results of operations, financial condition, assets or liabilities (including contingent liabilities), employee relationships or customer or supplier relationships of the Company and the Subsidiaries taken as a whole; provided, that any such effect that is the result of general industry or economic changes, is the result of a "change of control" under the Loan Agreement that arises upon the consummation of the Offer or is the result of a "change of control" or an event of default pursuant to Section 6.1(a)(v) under the Notes (as defined below) that arises upon the consummation of the Offer shall not constitute a Material Adverse Effect. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary and the name of any person other than the Company or a Subsidiary that owns capital stock of any Subsidiary, is set forth in Section 3.01 of the Disclosure Schedule dated the date hereof, which has been delivered on the date of this Agreement by the Company to Parent (the "Disclosure Schedule"). Except as disclosed in such Section 3.01, the Company does not directly or indirectly beneficially own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

          SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has heretofore furnished or made available to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date (the "Constituent Documents"), of the Company and each Subsidiary. The Constituent Documents of the Company and the Subsidiaries are in full force and effect. Neither the Company nor any Subsidiary is in violation of any provision of its Constituent Documents. The Constituent Documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries.

          SECTION 3.03 Capitalization. (a) The authorized capital stock of the Company consists of:

          (i)    25,000,000 Shares;

          (ii)   4,000,000 Nonvoting Shares;

          (iii) 514 shares of 16.25% Senior Cumulative Preferred Stock, par value $1.00 per share, of the Company ("Senior Preferred Shares"); and

          (iv) 1,627 shares of 14.25% Junior Cumulative Preferred Stock, par value $1.00 per share, of the Company ("Junior Preferred Shares").

     (b)  As of the date hereof:

          (i) 6,026,495 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable;

          (ii) 3,050,473 Nonvoting Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and owned of record by 399 Venture Partners, Inc.;

          (iii)  no Shares are held in the Company's treasury;

          (iv)   no Nonvoting Shares are held in the Company's treasury;

          (v) no Senior Preferred Shares or Junior Preferred Shares are issued and outstanding or held in the Company's treasury;

          (vi)   no Shares or Nonvoting Shares are held by the Subsidiaries;

          (vii) 179,997 Shares are reserved for issuance pursuant to outstanding grants or awards under the Stock Option Plans that are vested and exercisable;

          (viii) 265,280 Shares are reserved for issuance pursuant to outstanding grants or awards under the Stock Option Plans that are not vested and exercisable; and

          (ix) 3,050,473 Shares are reserved for issuance upon conversion of the Nonvoting Shares.

Except as set forth in this Section 3.03 or in Section 3.03 of the Disclosure Schedule, as of the date of this Agreement: (i) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding; (ii) there are no stock appreciation rights, phantom stock units, restricted stock grants, contingent stock grants or Plans which grant awards of any of the foregoing, and there are no other outstanding contractual rights to which the Company is a party the value of which is based on the value of Shares; and (iii) all outstanding Shares which may be issued upon grants or awards under the Stock Option Plans or upon conversion of the Nonvoting Shares will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (c) Section 3.03 of the Disclosure Schedule sets forth a list, as of the date hereof, of the names of each person holding options under the Stock Option Plans, and the number of shares purchasable under such options, the exercise price of such options, the date such options were granted and the date on which such options expire. Following the Effective Time, no holder of Options will have any right to receive shares of common stock of the Surviving Corporation upon the exercise of Options.

          (d) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 3.03 of the Disclosure Schedule, each such share owned by the Company or another Subsidiary is owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

          (e) Except as set forth in this Section 3.03 or Section 3.03 of the Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person.

          SECTION 3.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including all actions required to be taken by the Company hereunder in connection with the Merger and the Offer. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares and the filing of the Certificate of Merger). The affirmative vote of the holders of Nonvoting Shares is not required for the approval and adoption of this Agreement. The Company has elected, pursuant to Article Eleventh of its Restated Certificate of Incorporation, not to be governed by Section 203 of the Delaware Law; accordingly, none of the Offer, the Merger or the other transactions contemplated by this Agreement are subject to such Section 203. This Agreement and has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          SECTION 3.05 No Conflict; Required Filings and Consents. (a) Except as set forth in Section 3.05 of the Disclosure Schedule, assuming the Merger is duly approved by the holders of a majority of the outstanding Shares, the execution, delivery and performance of this

Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof by the Company will not, (i) conflict with or violate the Constituent Documents of the Company or any Subsidiary, (ii) assuming that the consents, approvals, authorizations or permits and filings or notifications referred to in Section
3.05 of the Disclosure Schedule are duly and timely obtained or made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the loss of a material benefit under, or result in the creation of a lien or other encumbrance of any nature on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, in cases of (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or registration, declaration or filing with, or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and filing of the Certificate of Merger pursuant to Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.06 Compliance. Except as set forth in Section 3.06 of the Disclosure Schedule, neither the Company nor any Subsidiary is in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or subject, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such defaults or violations that would not, individually or in the aggregate, (x) have a Material Adverse Effect, or (y) prevent or delay consummation of the Offer or the Merger, or otherwise prevent the Company from performing its obligations under this Agreement.

          SECTION 3.07 SEC Filings; Financial Statements. (a) Each of the Company and Pamida has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1996, and the Company has heretofore delivered or made available to Parent, in the form filed with the SEC, (i) the Company's and Pamida's Annual Reports on Form 10-K for the fiscal years ended February 2, 1997, February 1, 1998 and January 31, 1999, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since December 31, 1996, and (iii) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q with respect to fiscal quarters ending prior to February 1, 1999 and Registration Statements on Form S-8) filed by the Company or Pamida with the SEC since December 31, 1995 (the forms, reports and other documents referred to in clauses
(i), (ii) and (iii) above being referred to herein, collectively, as the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and, at the time they were filed (or at the effective date thereof with respect to registration statements under the Securities Act), complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such SEC Reports, and (ii) did not, at the time they were filed (or at the effective date thereof with respect to registration statements under the Securities Act), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary other than Pamida is required to file any form, report or other document with the SEC.

          (b) The financial statements of the Company and Pamida, as applicable, included in the SEC Reports as of the dates of such SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated Subsidiaries and Pamida and its consolidated subsidiaries, respectively, as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at January 31, 1999 including the notes thereto, in Section 3.07 of the Disclosure Schedule or in any SEC Report filed by the Company or Pamida after January 31, 1999, neither the Company nor any Subsidiary has any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for (i) liabilities and obligations incurred in the ordinary course of business consistent with past practice since January 31, 1999 and (ii) liabilities incurred in connection with or by reason of the transactions contemplated by this Agreement.

          (d) The Company has heretofore furnished or made available to Parent complete and correct copies of all amendments and modifications (if any) that have not been filed by the Company or Pamida with the SEC to all agreements, documents and other instruments that previously had been filed by the Company or Pamida with the SEC and are currently in effect.

          SECTION 3.08 Absence of Certain Changes or Events. Since January 31, 1999, except as set forth in Section 3.08 of the Disclosure Schedule or as contemplated by this Agreement or disclosed in any SEC Report filed since January 31, 1999 and prior to the date of this Agreement, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been (i) any Material Adverse Effect on the Company, (ii) any material change by the Company in its accounting methods, principles or practices, (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company's capital stock or any redemption, purchase or other acquisition of any of its securities, (iv) any material increase in or establishment of any material bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other material increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice, or (v) any preparation or filing of any Tax Return (as defined below) materially inconsistent with past practice or, on any such Tax Return, the taking of any position, making of any election, or adopting of any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods.

          SECTION 3.09 Absence of Litigation. Except as set forth in Section
3.09 of the Disclosure Schedule or in the SEC Reports filed prior to the date hereof, (a) there is no claim, suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect and (b) neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect. As of the date hereof there is no claim, suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which seeks to, or is reasonably likely to, prevent or delay the consummation of the Offer or the Merger or otherwise prevent the Company from performing its obligations under this Agreement.

          SECTION 3.10 Employee Benefit Plans. (a) Section 3.10(a) of the Disclosure Schedule contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all other material employee benefit arrangements or payroll practices, including bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement or severance plans, programs or policies, and all employment, termination or severance contracts to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any material obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary (collectively, the "Plans"). Except as set forth in Section 3.10(a) of the Disclosure Schedule, neither the Company, nor any Subsidiary nor any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with the Company or any Subsidiary under Section 414(b),
(c), (m) or (o) of the Code ("ERISA Affiliate") has within the last six years contributed or been obligated to contribute to an "employee pension plan", as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, or a multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan"). The Company has previously furnished or made available to Parent a true and complete copy of each Plan (and all amendments thereto) and a true and complete copy of each material document prepared in connection with each Plan, including to the extent applicable (i) a copy of each trust or other funding arrangement (and all amendments thereto), (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed Internal Revenue Service ("IRS") Forms 5500 and all schedules and attachments thereto, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial valuation report and financial statement in connection with each such Plan.

          (b) Except as set forth in Section 3.10(b) of the Disclosure Schedule, any Plan intended to qualify under Section 401 of the Code is the subject of a favorable IRS determination letter, and nothing has occurred with respect to the operation of any such Plan which is reasonably likely to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code which liability, penalty or tax would have a Material Adverse Effect, individually or in the aggregate.

          (c) Except as set forth in Section 3.10(c) of the Disclosure Schedule, (i) the Plans have been maintained in accordance with their terms and in material compliance with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations; (ii) neither the Company nor any Subsidiary nor, to the Company's knowledge, any "party in interest" or "disqualified person" with respect to the Plans has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA; (iii) to the Company's knowledge, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan; (iv) there are no pending actions, claims or lawsuits which have been asserted or instituted against the Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or, to the Company's knowledge, against any fiduciary of the Plans with respect to the operation of such plans (other than routine benefit claims), nor does the Company or any Subsidiary have knowledge of facts which could reasonably be expected to form the basis for any such claim or lawsuit which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect; and (v) all amendments and actions required to bring the Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Effective Time.

          (d) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Plans or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), except where the failure to make such contributions by such date would not, individually or in the aggregate, have a Material Adverse Effect, and all contributions for any period ending on or before the Effective Time which are not yet due will have been paid or accrued on the Company's financial statements filed with the SEC Reports on or prior to the Effective Time.

          (e) Except as set forth in Section 3.10(e) of the Disclosure Schedule, none of the Plans provide for post-employment life or health insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary. Each of the Company, any Subsidiary and any ERISA Affiliate which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

          (f) Except as set forth in Section 3.10(f) of the Disclosure Schedule, no stock or other security issued by the Company or any Subsidiary forms or has formed a material part of the assets of any Plan.

          (g) Except as set forth in Section 3.10(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, on account of any plan, agreement or arrangement in effect prior to the Effective Time (i) result in any payment of severance, unemployment compensation or any other payment becoming due to any director or any employee of the Company or any of the Subsidiaries under any Plan or otherwise from the Company or any of the Subsidiaries, (ii) increase any benefits otherwise payable under any Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (h) Except as disclosed in Section 3.10(h) of the Disclosure Schedule, the Company and the Subsidiaries do not have any unfunded liabilities under pension, retirement or other employee benefit plans, programs or arrangements maintained outside the United States by the Company or any of the Subsidiaries for the employees thereof.

          SECTION 3.11 Labor Matters. None of the employees of the Company or any Subsidiary the ("Employees") is represented in his or her capacity as an employee of the Company or any Subsidiary by any labor organization, and neither the Company nor any Subsidiary has entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. To the knowledge of the Company, there is no union organization activity involving any of the Employees, pending or threatened. Since December 31, 1995, or except as set forth in Section 3.11 of the Disclosure Schedule, there has never been union representation involving any of the Employees and there are no picketing, strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the Employees, pending or threatened. Except as disclosed in
Section 3.11 of the Disclosure Schedule, there are no material complaints, charges or claims against the Company or any Subsidiary pending or, to any of their knowledge, threatened which could be brought or filed with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any Subsidiary of any individual. Except as set forth in Section 3.11 of the Disclosure Schedule, the Company and the Subsidiaries are in material compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes. There has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company and any Subsidiary within the six months prior to the Effective Time.

          SECTION 3.12 Offer Documents; Schedule 14D-9; Proxy Statement. None of the Schedule 14D-9, the information supplied by the Company specifically for inclusion in the Offer Documents or the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") shall, at the respective times the
Schedule 14D-9, the Offer Documents, the Information Statement or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The proxy statement to be sent to the stockholders of the Company in connection with the Special Stockholders' Meeting (as defined in Section 6.01) (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement") shall not, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Special Stockholders' Meeting and the Effective Time, and, with respect to the Information

Statement at the time Shares are accepted for payment in the Offer, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or, with respect to the Proxy Statement, necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of their representatives which is contained in any of the foregoing documents or the Offer Documents. The Schedule 14D-9, the Information Statement and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act.

          SECTION 3.13 Real Properties. (a) The Company or the Subsidiaries own
(i) fee simple title to each of the real properties identified in Section 3.13(a) of the Disclosure Schedule (the "Fee Properties") and (ii) a leasehold estate that is created under the real property leases (including all amendments, supplements and modifications thereto) identified in Section 3.13(c) of the Disclosure Schedule (the "Real Property Leases") and all of the buildings, structures and other improvements located thereon, if so indicated, which are all of the real estate properties owned, leased, used or occupied by them (collectively, the "Company Properties").

          (b) Except as set forth in Section 3.13(b) of the Disclosure
Schedule, no other Person has any ownership interest in any of the Fee Properties and/or Real Property Leases, and there are no encumbrances, easements, liens, rights, mortgages or deeds of trust, options, leases, subleases, licenses, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances") which, with respect to each Company Property, would materially interfere with or prohibit the present use thereof. To the knowledge of the Company, none of the Company Properties are located within a flood plain, any designated wetlands or similar areas. To the knowledge of the Company, none of the buildings, structures or other improvements (including parking lots and roadways) comprising the Company Properties encroach on any public or private lands or easements and rights-of-way or violate any building lines or setback requirements.

          (c) Section 3.13(c) of the Disclosure Schedule sets forth a true, accurate and complete list of all of the Real Property Leases and the parties thereto, annual rental, expiration date, renewal options and location of the Company Properties governed by such Real Property Leases. True, accurate and complete copies of the Real Property Leases (including all riders, schedules and exhibits thereto and amendments thereof), together with the Company's complete file pertaining to each of such Real Property Leases, have been made available to Parent. Each of the Real Property Leases is valid, binding, enforceable and in full force and effect and has not been modified or supplemented orally except as disclosed in Section 3.13(c) of the Disclosure Schedule. Except as set forth in Schedule 3.13(c) of the Disclosure Schedule, there exists no default under any Real Property Lease by the Company or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company, any

Subsidiary or any landlord thereunder except as would not materially and adversely affect the use of the property by the Company or the Subsidiary, as the case may be.

          (d) Except as provided in Section 3.13(d) of the Disclosure Schedule, to the knowledge of Company (i) no condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties and (ii) no zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties in the manner such Company Properties, buildings and improvements are currently maintained, operated and used or by the continued maintenance, operation or use of the parking areas except for violations, with respect to each Company Property, which would not materially interfere with or prohibit the present use of such Company Property. The Company Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively "Property Restrictions") or Encumbrances, except for (i) Property Restrictions and Encumbrances set forth in
Section 3.13(d) of the Disclosure Schedule and (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, which do not materially adversely affect the current use of any Company Property and which permit the use of the Company Properties for their current uses and would permit the operation of a retail pharmacy thereon.

          (e) Except as provided in Section 3.13(e) of the Disclosure Schedule, the Company has no knowledge (i) that any certificate, permit or license from any governmental authority having jurisdiction over any of the Company Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties in the manner such Company Properties, buildings and improvements are currently maintained, operated and used has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same which would have a material adverse effect on such Company Property, (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement materially and adversely affecting any of the Company Properties issued by any governmental authority, (iii) of any material defects relating to any Company Property which, if known to a potential buyer, would have a material adverse effect on the market value of such Company Property, (iv) of any Company Property whose building systems are not in working order so as to have a material adverse effect on such Company Property, or (v) of any physical damage to any Company Property which would have a material adverse effect on such Company Property for which there is no insurance in effect covering the cost of the restoration. To the knowledge of the Company, all public utilities, including water, sewer, gas, electric, telephone and drainage facilities, give adequate service to each of the Company Properties to support the current use and operations thereon and all such utilities are located either within the boundaries of the Company Properties, lands dedicated to public use or within a recorded perpetual easement for such purpose. To the knowledge of the Company, each of the Company Properties has direct legal vehicular access to and from publicly dedicated streets.

          (f) Except as set forth in Section 3.13(f) of the Disclosure Schedule, neither the execution, delivery and performance by the Company or the Subsidiaries of this Agreement or any other agreements executed by the Company or the Subsidiaries in connection with the transactions contemplated by this Agreement nor the consummation of such transactions will (i) violate, conflict with, result in a breach of, result in a default under or noncompliance with, create rights of acceleration, termination or cancellation, or cause any forfeiture or impairment of any rights under, the Real Property Leases or under any agreement relating to the Real Property Leases or any of the Company Properties or (ii) require the consent, approval or act of, or the making of any filing with, any Person under the Real Property Leases or any agreement relating to the Real Property Leases or any of the Company Properties. Except as set forth in Section 3.13(f) of the Disclosure Schedule, none of the Company Properties is subject to any restriction on the sale, disposition, transfer, change in control or financing thereof or release of financing thereon.

          SECTION 3.14 Personal Property. (a) The Company and the Subsidiaries have good and marketable title to, or valid leasehold interests in, all their personal properties and assets reasonably required to conduct their respective businesses as currently conducted or as contemplated to be conducted, except as set forth in Section 3.14(a) of the Disclosure Schedule and except where the failure to have such title or leasehold interest would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) Section 3.14(b) of the Disclosure Schedule lists all personal property leases (including all amendments and modifications thereto) pursuant to which the Company or any of the Subsidiaries leases personal property, the lease payments for which are more than $100,000 annually, true, correct and complete copies of which have previously been delivered or made available to Parent. All leases of personal property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary, except as would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.15 Trademarks, Patents and Copyrights. Except as set forth in Section 3.15(a) of the Disclosure Schedule, the Company and the Subsidiaries own all right, title and interest (free and clear of any liens or encumbrances) to, or possess valid licenses (including the right to use, license, sublicense, sell, manufacture, have made, transfer or distribute) as necessary under, the material Patent Rights, Trademarks, Copyrights, Trade Secrets, Software and other proprietary rights and information used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted, and there are no assertions or claims, or threatened assertions or claims, challenging the validity of, or the Company's or the Subsidiaries' right to use, any of the foregoing which, individually or in the aggregate, would have a Material Adverse Effect. Section 3.15(b) of the Disclosure Schedule lists all the material

Intellectual Property owned or used by the Company or any Subsidiary and specifies the number and date of each applicable registration, or application to register, and identifies any licensees, assignees or users, other than the Company, of any of such Intellectual Property. Section 3.15(c) of the Disclosure Schedule lists each agreement pursuant to which any material Patent Rights, Trademarks, Copyrights, Trade Secrets or Software is licensed to the Company or any Subsidiary as licensee for use in the business of the Company and the Subsidiaries as currently conducted. To the knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted does not conflict with, infringe upon, or violate, in any way any Patent Rights, license, Trademarks, Trade Secrets, Copyright, Software or any other intellectual property right of any third party except for conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

          SECTION 3.16 Taxes. Except as set forth in Section 3.16 of the Disclosure Schedule:

          (a) The Company and the Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) or combined or unitary group of which the Company or any Subsidiary is a member, has timely filed all material Tax Returns required to be filed by them and paid all Taxes shown to be due on such Tax Returns. All such Tax Returns are true, correct and complete in all material respects. The Company and the Subsidiaries have given or otherwise made available to the Purchaser or Parent all federal and state income tax returns for periods ending, or transactions consummated, on or after December 31, 1995; provided, however, that with respect to certain returns for the fiscal year ended January 31, 1999, the Company provided the most current drafts, if any. Except to the extent adequately reserved for in accordance with GAAP, all material Taxes due and payable by the Company and the Subsidiaries have been timely paid. Since January 31, 1999, neither the Company nor the Subsidiaries have incurred any liability for Taxes other than in the ordinary course of business for which adequate reserves have been or will be established on subsequent unaudited financial statements.

          (b) No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and the Subsidiaries, and no issue has been raised in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a material Tax deficiency for any other year not so examined, except to the extent adequate reserves have been established therefor. No waivers or comparable consents of the time to assess any Taxes are outstanding, and no power of attorney granted by the Company or any Subsidiary with respect to any Taxes is currently in force. No material issues relating to Taxes have been raised in writing by any governmental authority during any presently pending audit or examination.

          (c) There are no liens or encumbrances for Taxes on any of the assets of the Company or the Subsidiaries (other than for current taxes not yet due and payable).

          (d) To the knowledge of the Company, the Company and the Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

          (e)  None of the Company or the Subsidiaries has filed a consent under
Section 341(f) of the Code.

          (f) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the regulations thereunder, and none of the Company or the Subsidiaries is a party to any agreement that could obligate it to make any payments that would not be deductible by reason of Section 280G or Section 162(m) of the Code.

          (g) Neither the Company nor, since the date of its acquisition by the Company, any Subsidiary is a party to any tax allocation or tax sharing agreement or any closing agreement or similar agreement relating to Taxes with any taxing authority.

          (h) To the knowledge of the Company, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any federal, state, local or foreign Taxes or Tax Returns of the Company or any of the Subsidiaries, and neither the Company nor any of the Subsidiaries has received a written notice of any pending or threatened audit or proceeding.

          (i) To the knowledge of the Company, the Company has not been (and will not be) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the 5-year period ending on the consummation of the Offer.

          (j) Neither the Company nor the Subsidiaries have ever been a member of any affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and the Company and the Subsidiaries have no liability for Taxes of any other person under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law) other than as a member of a group the common parent of which was the Company.

          SECTION 3.17 Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means any substance, material or waste which is regulated, classified or otherwise characterized as hazardous, toxic, a pollutant, contaminant or words of similar meaning or effect by any governmental authority of the United States, including petroleum or petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls; (ii) "Environmental Law" means any applicable federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the protection of the environment, natural resources, or public or employee health and safety and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Clean Air Act, 33 U.S.C. ss. 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss. 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

          (b) Except as described in the SEC Reports filed prior to the date hereof or Section 3.17 of the Disclosure Schedule or as, individually or in the aggregate, would not have a Material Adverse Effect: (i) to the knowledge of the Company, the Company and each Subsidiary is in material compliance with all applicable Environmental Laws; (ii) no judicial or administrative proceedings are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary alleging the violation of or seeking to impose liability pursuant to any Environmental Law and, there are no investigations pending or, to the knowledge of Company, threatened against the Company or any Subsidiary or any real property owned, operated or leased by or for the Company or any Subsidiary, which in any case could reasonably be expected to give rise to liabilities under Environmental Laws; (iii) to the knowledge of the Company there are no facts, circumstances or conditions relating to, arising from or attributable to the Company or any Subsidiary or any real property currently or formerly owned, operated or leased by or for the Company or the Subsidiary (including the Company Properties) that are reasonably likely to result in the Company or any Subsidiary incurring material liabilities under Environmental Laws; and (iv) the Company has provided Parent with or made available to Parent copies of all environmentally related audits, assessments, studies, reports, analyses, and results of investigations of the any real property currently or formerly owned, operated or leased by the Company or any of the Subsidiaries (including the Company Properties) that are in the possession, custody or control of the Company. Except as described in Section 3.17 of the Disclosure Schedule, to the knowledge of the Company there are no underground storage tanks under the control of the Company or the Subsidiaries or any friable asbestos-containing materials at any real property owned, operated or leased by or for the Company or the Subsidiaries (including the Company Properties), the presence of which are reasonably likely to result in the Company or the Subsidiaries incurring material liabilities under Environmental Laws.

          SECTION 3.18 Contracts. (a) Except as set forth in the SEC Reports filed prior to the date of this Agreement or Section 3.18 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to or bound by any (i) "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (ii) non-competition agreement or any other agreement or obligation which purports to limit in any respect the manner in which, or the localities in which, all or any material portion of the business of the Company and the Subsidiaries, taken as a whole, may be conducted, (iii) transaction, agreement, arrangement or understanding with any affiliate of the Company or such Subsidiary that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC, (iv) voting or other agreement governing how any Shares shall be voted, (v) acquisition, merger, asset purchase or sale agreement, (vi) agreement which provides for, or relates to, the incurrence by the Company or any Subsidiary of indebtedness for borrowed money (including any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate or foreign exchange risk associated with its financing), or (vii) contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) through (vii) being referred to herein as "Material Contracts"). Each Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and is in full force and effect, and the Company and each Subsidiary have performed all obligations required to be performed by them to date under each Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as set forth in Section 3.18 of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company is in default or knows of, or has received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Material Contract, except any such default or violation that, individually or in the aggregate, would not have a Material Adverse Effect.

          (b) Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Section 3.18 of the Disclosure Schedule or as provided for in this Agreement, neither the Company nor any of the Subsidiaries is a party to any oral or written (i) employment, severance, retention or termination agreements or consulting agreements not terminable on 30 days' or less notice,
(ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of the Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of the Subsidiaries of the nature contemplated by this Agreement,
(iv) agreement with respect to any executive officer or other key employee of the Company or any of the Subsidiaries providing any term of employment or compensation guarantee or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          SECTION 3.19 Insurance; Workers' Compensation. (a) Section 3.19 of the Disclosure Schedule sets forth a list of each currently effective material insurance policy issued in favor of the Company and each Subsidiary, the identity of the respective insurance carriers and a description of the policy type. All premiums due and payable in respect of such policies have been paid, and such policies are in full force and effect and free from any right granted by the Company or a Subsidiary of termination on the part of the insurance carriers, except as provided in the respective policies, except for any failure to be in full force and effect or free from such rights that would not, individually or in the aggregate, have a Material Adverse Effect. The Company has provided or made available to Parent information requested by Parent with respect to the workers' compensation experience as of January 31, 1999 of the Company and each Subsidiary since December 31, 1995.

          (b) Neither the Company nor any Subsidiary has received any notice of cancellation with respect to any of its insurance policies, and, since December 31, 1995, neither the Company nor any Subsidiary has been refused any insurance coverage sought or applied for, in each case where such cancellation or refusal, individually or in the aggregate, would have a Material Adverse Effect.

          SECTION 3.20 Certain Payments; Absence of Certain Business Practices. No director, officer, employee or agent of the Company or any Subsidiary, nor any other person acting on behalf of Company or any Subsidiary, has made or caused to be made any payments to government officials in violation of the laws of the United States or any other jurisdiction; and, as of the date hereof, no federal, state, local or foreign government agency or entity has notified the Company or any Subsidiary of any pending or threatened investigation of any payment made by or on behalf of the Company or any Subsidiary of, or alleged to be of, the type described in the immediately preceding sentence, except for any such payments or investigations that would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.21 Licenses and Permits. The Company and each Subsidiary have obtained all governmental licenses and permits necessary to conduct their respective businesses in accordance with past practice, except for failures that, individually or in the aggregate, would not have a Material Adverse Effect, and there are no appeals nor any other actions pending to revoke any such licenses or permits. To the knowledge of the Company, such licenses and permits are valid and in full force and effect, and no such licenses or permits will be terminated or materially impaired or become terminable as a result of the transactions contemplated by this Agreement, except for those that, individually or in the aggregate, would not have a Material Adverse Effect.

          SECTION 3.22 Letters of Credit, Surety Bonds, Guarantees. Section 3.22 of the Disclosure Schedule and attachment 3.13(b)(A) to the Disclosure Schedule list, as of the date hereof, all standby letters of credit, performance or payment bonds, guaranty arrangements and surety bonds of any nature involving amounts in excess of $25,000 relating to the Company or any Subsidiary.

          SECTION 3.23 Brokers. No broker, finder or investment banker (other than Johnson Rice & Company, L.L.C.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Johnson Rice &

Company, L.L.C. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated by this Agreement.

          SECTION 3.24 Opinion of Financial Advisor. The Company has received the opinion of Johnson Rice & Company, L.L.C. to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent. The Company has been authorized by Johnson Rice & Company, L.L.C. to permit the inclusion of such opinion in its entirety in the Offer Documents and the
Schedule 14D-9 and the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to Johnson Rice & Company, L.L.C. and its counsel.


                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER


          Parent and Purchaser hereby represent and warrant to the Company that:

          SECTION 4.01 Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the business, operations, financial condition, assets or liabilities (including contingent liabilities), employee relationships or customer or supplier relationships of Parent and its subsidiaries, taken as a whole.

          SECTION 4.02 Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Stockholder Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the Stockholder Agreements by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or the Stockholder Agreements or to consummate the transactions contemplated by this Agreement (other than with respect to the Merger, the filing of the Certificate of Merger). Each of this Agreement and the Stockholder Agreements has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          SECTION 4.03 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement and the Stockholder Agreements by Parent and Purchaser do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Articles or Certificate of Incorporation or Bylaws of either Parent or Purchaser, (ii) assuming that required filings under the HSR Act are made by the appropriate parties, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, in cases of (ii) and
(iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the business, operations, financial condition, assets or liabilities (including contingent liabilities) of Parent and its subsidiaries, taken as a whole.

          (b) The execution and delivery of each of this Agreement and the Stockholder Agreements by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, and the filing of the Certificate of Merger as required by Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent Purchaser from performing its obligations under this Agreement.

          SECTION 4.04 Offer Documents; Proxy Statement. Neither the Offer Documents nor any other document filed or to be filed by or on behalf of Parent or Purchaser with the SEC in connection with the transactions contemplated by this Agreement, will not, at the time such documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent specifically for inclusion in the Schedule 14D-9, the Information Statement or the Proxy Statement will not, on the date such document (or any amendment or supplement thereto) is first mailed to stockholders of the Company, with respect to the Information Statement, at the time Shares are accepted for payment in the Offer, and with respect to the Proxy Statement at the time of the Special Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act.

          SECTION 4.05 Brokers. No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.

          SECTION 4.06 Financing. Parent and Purchaser will have available to them, upon consummation of the Offer and at the Effective Time, immediately available funds necessary to consummate all of the transactions contemplated by this Agreement and will use such funds for such purpose subject to the conditions of this Agreement.

          SECTION 4.07 Operations of Purchaser. Purchaser has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.


                                   ARTICLE V

           CONDUCT OF BUSINESS PENDING THE PURCHASER'S ELECTION DATE


          SECTION 5.01 Conduct of Business by the Company Pending the Purchaser's Election Date. The Company covenants and agrees that, between the date of this Agreement and the election or appointment of Parent's designees to the Board pursuant to Section 6.03 upon the purchase by Purchaser of any Shares pursuant to the Offer (the "Purchaser's Election Date"), unless Parent shall otherwise agree in writing, the Company shall, and shall cause the Subsidiaries to, use all commercially reasonable efforts to conduct their respective businesses in all material respects only in the ordinary course of business consistent with past practice, and the Company shall use all commercially reasonable efforts consistent with good business judgment under the current circumstances to preserve intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers, vendors, distributors and other persons with which the Company or any Subsidiary has business relations to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. By way of amplification and not limitation, except as otherwise required by applicable law or as contemplated by this Agreement or by Section
5.01 of the Disclosure Schedule, the Company agrees that neither the Company nor any Subsidiary shall, between the date of this Agreement and the Purchaser's Election Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent (provided that with respect to clauses (e)(iii) and (f) below, such consent shall not be unreasonably withheld or delayed):

          (a) amend or otherwise change, directly or indirectly, its Constituent Documents;

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company or any Subsidiary (other than the issuance of Shares upon the conversion of Nonvoting Shares or upon exercise of Options outstanding on the date of this Agreement in accordance with their current terms), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary, or
(ii) any assets of the Company or any Subsidiary (including the Company Properties or any interest therein), except for sales in the ordinary course of business and in a manner consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for such declarations, set asides, dividends and other distributions made by any Subsidiary to the Company;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (excluding, however, redemptions or purchases of shares of capital stock of the Subsidiaries pursuant to contractual commitments entered into before the date of this Agreement and disclosed in Schedule 3.03 of the Disclosure Schedule);

          (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets other than in the ordinary course of business consistent with past practice; (ii) incur or modify any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, pledge in respect of or otherwise as an accommodation become responsible for the obligations of any person, or make any loans, advances or capital contributions, except in the ordinary course of business consistent with past practice for the purchase of goods for resale; (iii) enter into any contract or agreement requiring annual payments in excess of $50,000 or payments in excess of $100,000 in the aggregate, other than any contract or agreement with a term of less than one year entered into in the ordinary course of business consistent with past practice; (iv) terminate, cancel, extend or request any material change in, or agree to any material change in, any Real Property Lease or Material Contract, except in the ordinary course of business consistent with past practice, or waive, release or assign any material rights or claims; or (v) authorize capital commitments, except in accordance with a capital expenditure plan which is reasonably acceptable to Parent;

          (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers of the Company, or grant or modify any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Subsidiary (other than in connection with hiring and terminating employees in the ordinary course of the Company's business or pursuant to a Plan, policy or agreement existing as of the date hereof and disclosed in Section 3.10 of the Disclosure Schedule), or establish, adopt, enter into or amend any collective bargaining agreement, any material bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, retention, termination or severance plan, benefit, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or circulate to any employee any details of any proposal to adopt or amend any such plan or make, authorize or approve the payment of any extraordinary amount to any outside advisor, attorney or consultant in all cases, except as required by law, including any obligation to maintain tax-qualified status or as may be required by any Plan as of the date hereof;

          (g) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except for a planned change from retail accounting to cost accounting or as may be required by law or GAAP;

          (h) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, except as may be required by the change referred to in (g) above, or settle or compromise any federal, state, local or foreign income Tax liability;

          (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries, or subsequently incurred in the ordinary course of business consistent with past practice;

          (j) settle or compromise any pending or threatened suit, action or claim that is material or which relates to any of the transactions contemplated by this Agreement; or

          (k) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS


          SECTION 6.01 Special Stockholders' Meeting. The Company, acting through the Board, shall, in accordance with applicable law and its Constituent Documents, unless not required under applicable "short-form" merger provisions of Delaware Law (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the transactions contemplated by this Agreement (the "Special Stockholders' Meeting") and (ii) (A) include in the Proxy Statement the [unanimous] recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger; provided, that such recommendation may be withdrawn, modified or amended to the extent the Board determines in good faith, after receiving the advice of independent legal counsel, that such action is required in the exercise of the Board's fiduciary duties under applicable law (any such withdrawal, modification or amendment shall not constitute a breach of this Agreement but shall not otherwise affect any of the rights of Parent or Purchaser under this Agreement), and (B) unless the recommendation of the Board has been withdrawn pursuant to the preceding clause, use all reasonable efforts to obtain such approval and adoption. At the Special Stockholders' Meeting (or by consent if a stockholders meeting is not required), Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger.

          SECTION 6.02 Proxy Statement. As soon as practicable following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, unless the Special Stockholders' Meeting is not required under applicable "short-form" merger provisions of Delaware Law, and shall use its best efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC or its staff with respect to the Proxy Statement and of any requests by the SEC or its staff for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC or its staff and written statements describing telephone conversations with the SEC or its staff. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments and conversations prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use all reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of, requests by and conversations with the SEC or its staff and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Special Stockholders' Meeting at the earliest practicable time.

          SECTION 6.03 Company Board Representation; Section 14(f). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Parent representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser at such time bears to the total number of Shares then outstanding, and the Company shall, at such time, subject to the applicable provisions of the Constituent Documents, promptly take all actions necessary to cause Parent's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. At such times, the Company shall use all reasonable efforts to cause persons designated by Parent to constitute the same percentage as persons designated by Parent shall constitute of the Board with respect to (i) each committee of the Board (some of whom may be required to be independent as required by applicable law or requirements of the American Stock Exchange), (ii) each board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law.

          (b)  The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.03, including, if requested by Parent, mailing to its stockholders the Information Statement containing the information required under Section 14(f) and Rule 14f-1 as an annex to the
Schedule 14D-9 to fulfill such obligations. Parent or Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such
Section 14(f) and Rule 14f-1. The provisions of this Section 6.03 are in addition to, and shall not limit, any rights which Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of applicable law with respect to the election of directors or otherwise.

          (c) Notwithstanding the provisions of this Section 6.03, the parties hereto shall use their respective reasonable best efforts to ensure that at least two of the members of the Board shall, at all times prior to the Effective Time, be Continuing Directors. From and after the time, if any, that Parent's designees constitute a majority of the Board and prior to the Effective Time, any amendment or modification of this Agreement, any amendment to the Company's

Constituent Documents inconsistent with this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser hereunder, any waiver of any condition to the Company's obligations hereunder or any of the Company's rights hereunder or other action by the Company hereunder may be effected only by the action of a majority of the Continuing Directors of the Company, which action shall be deemed to constitute the action of any committee specifically designated by the Board to approve the actions contemplated by this Agreement and the transactions contemplated by this Agreement and the full Board; provided, that, if there shall be no Continuing Directors, such actions may be effected by majority vote of the entire Board. The Continuing Directors together shall have the right to retain, at the Company's expense, one law firm and a financial advisor if they, in their reasonable discretion, deem it necessary. Any Continuing Director shall have the authority to initiate or act on behalf of the Company to carry out any of the provisions of this Section 6.03(c).

          SECTION 6.04 Access to Information; Confidentiality. (a) The Company shall (and shall cause each of the Subsidiaries to) afford to the Representatives of Parent reasonable access on reasonable prior notice to the Company's Chief Executive Officer, Chief Financial Officer or Chief Operating Officer during normal business hours, throughout the period prior to the earlier of the Effective Time or the termination of this Agreement, to all of its properties, offices, employees, contracts, commitments, books and records (including Tax Returns) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall (and shall cause each of the Subsidiaries to) furnish promptly to Parent such additional financial and operating data and other information as to its and the Subsidiaries' respective businesses and properties as Parent may from time to time reasonably request. Parent and Purchaser will make all reasonable efforts to minimize any disruption to the businesses of the Company and the Subsidiaries which may result from the requests for access to properties and employees and for data and information hereunder.

          (b) Parent agrees that all information obtained by Parent or Purchaser pursuant to this Section 6.04 shall be kept confidential, by Purchaser, by Parent and by any other party which is to be afforded access pursuant to Section 6.04(a), in accordance with the confidentiality agreement, dated February 22, 1999 (the "Confidentiality Agreement"), between Parent and the Company, and Parent shall comply with its obligation under the Confidentiality Agreement to return all documents, work papers and other written materials and any copies thereof obtained or made by Parent or its representatives in the event of the termination of this Agreement without the purchase of any Shares in the Offer.

          SECTION 6.05 No Solicitation. (a) The Company shall not, nor shall it permit any of the Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of the Subsidiaries to (i) solicit or initiate, or encourage, directly or indirectly, any inquiries relating to, or the submission of, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or
(iii) enter into any agreement with respect to any Takeover Proposal or approve or recommend or resolve to approve or recommend any Takeover Proposal; provided, however, that nothing contained in this Section 6.05(a) shall prohibit the Company or its directors from (i) complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to a tender or exchange offer or
(ii) referring a third party to this Section 6.05(a) or making a copy of this
Section 6.05(a) available to any third party; and provided, further, that prior to the acceptance for payment of Shares pursuant to the Offer, if the Board reasonably determines that a Takeover Proposal from a Person (including any Person with whom the Company or its representatives have had discussions prior to April 28, 1999) constitutes a Superior Proposal or may reasonably be expected to lead to a Superior Proposal from such Person, then the Company may, in response to an unsolicited request therefor and subject to compliance with
Section 6.05(b), (1) furnish information with respect to the Company and the Subsidiaries to, and participate in discussions and negotiations directly or through its representatives with, such Person, subject to a customary confidentiality agreement (as determined by the Company's independent legal counsel) with such Person and (2) make such public disclosures as shall be required under applicable law, if and to the extent the Board determines in good faith, after receiving the advice of independent legal counsel, that such action is required in the exercise of the Board's fiduciary duties under applicable law. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer or director of the Company or any of the Subsidiaries or any financial advisor, attorney or other advisor or representative of the Company or any of the Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of the Subsidiaries or otherwise, shall be deemed to be a breach of this Section 6.05(a) by the Company.

          (b) The Company shall advise Parent orally and in writing of (i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal received by any officer or director of the Company or, to the knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry no later than one full business day following receipt of such Takeover Proposal or inquiry. The Company will keep Parent informed of the status and details of any such Takeover Proposal or inquiry.

          SECTION 6.06 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of the Subsidiaries is a party (other than any involving Parent) without the written consent of Parent. During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

          SECTION 6.07 Directors' and Officers' Indemnification and Insurance.
(a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Constituent Documents on the date hereof, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement).

          (b) The Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify and hold harmless each present and former director, officer or employee of the Company or any of the Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees and disbursements), judgments, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time to the same extent as such persons are entitled to indemnification as of the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law and the Constituent Documents or indemnification agreements in effect on the date hereof and listed in Section
3.10 of the Disclosure Schedule, including provisions relating to the advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to the Surviving Corporation, and (ii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The indemnity agreements of the Surviving Corporation in this Section 6.07 shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by, each person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any of the Subsidiaries.

          (c) Not later than 30 days after the consummation of the Offer, the Surviving Corporation shall procure, at no expense to the beneficiaries, directors' and officers' liability insurance policies (the "New Insurance") covering for a period of six years after the Effective Time those persons who are currently covered by the Company's directors' and officers' liability insurance policies (the "Current Insurance") and providing coverage (including amounts of coverage, amounts of deductibles, employment practices liability and other terms) that are no less favorable than the terms contained in the Current Insurance; provided, however, that the Surviving Corporation shall not be required to expend annually for the New Insurance amounts in excess of 200% of the per annum premiums paid by the Company for the Current Insurance for the policy year that includes the date of this Agreement, and provided further, that if the annual premiums for the New Insurance exceed such 200% amount, then the Surviving Corporation shall be obligated to obtain a policy with the greatest amount of coverage available for a cost not exceeding such 200% amount. The Surviving Corporation will maintain the New Insurance continuously in effect for such six year period and will not cancel the Current Insurance unless and until the New Insurance has been procured. If the New Insurance is provided under any insurance policies other than a "run-off" of the Company's existing insurance policies, then such new policies shall be in form and substance and with insurance carriers reasonably satisfactory to the Continuing Directors.

          (d) This Section 6.07 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.

          (e) If the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.07, proper and sufficient provision shall be made so that the successors and assigns of the Surviving Corporation or Parent shall succeed to the obligations set forth in this Section 6.07, and none of the actions described in clauses (i) or (ii) of this sentence shall be taken until such provision is made.

          SECTION 6.08 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which causes any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 6.09 Further Action; Reasonable Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all licenses, permits (including environmental permits), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Offer and the Merger and including the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, and (iii) except as contemplated by this Agreement, use all commercially reasonable efforts not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Parent and the Company shall use all reasonable efforts to take all such action. Notwithstanding the foregoing, in no event shall Parent, Purchaser, the Company or the Surviving Corporation be required to hold separate or divest any of their respective assets or agree to any restrictions in their businesses as currently or proposed to be conducted.

          (b) Without in any way limiting the provisions of Section 6.09(a), the Company and the Subsidiaries shall, if and to the extent requested by Parent, reasonably cooperate with Parent (including by executing and delivering such documents and instruments, and by taking such other actions as may be reasonably requested by Parent) in connection with the Parent obtaining title insurance, surveys and/or estoppel letters or otherwise in connection with the transactions contemplated by this Agreement (including the issuance of any non-imputation endorsement).

          SECTION 6.10 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement without the prior approval of the Chief Executive Officer of both Parent and the Company, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party, in which case reasonable advance notice shall be given to the other party where practicable.

          SECTION 6.11 Confidentiality Agreement. Assuming the Minimum Condition has been satisfied, upon the acceptance for payment of Shares pursuant to the Offer, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.

          SECTION 6.12 State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Offer, the Stockholder Agreements, the acquisition of Shares pursuant to the Offer or the Merger, the Company shall take all action necessary to render such statute inapplicable to all of the foregoing to the extent that the Company is able to do so.

          SECTION 6.13 Employment Covenant. (a) Parent shall provide each employee of the Company with credit for all service with or credited by the Company under each of Parent's employee benefit plans, programs and arrangements for purposes of eligibility, vesting and, to the extent not prohibited by applicable regulation, calculation of benefits (except to the extent crediting such service would result in the duplication of benefits). Nothing herein obligates Parent to maintain any Plan, program or arrangement which it otherwise has the ability to terminate.

          (b) Parent, at its discretion, shall cause the Surviving Corporation to either (i) provide for a period of one year after the Effective Time health and other welfare benefits that are substantially equivalent to those benefits provided to employees of the Company and its Subsidiaries on the date hereof; or
(ii) provide health and other welfare benefits that are substantially equivalent to those provided to other employees of Parent and on the same terms and conditions as are applicable to other employees of Parent. Parent shall cause the Surviving Corporation to honor the terms of those employment, severance pay, retention bonus and long-term incentive award agreements of the Company and its Subsidiaries and the Deferred Compensation Plan of Pamida which are disclosed in
Section 3.10 of the Disclosure Schedule.

          SECTION 6.14 Real Estate Transfer and Gains Tax. Parent and the Company agree that either the Company or the Surviving Corporation will pay any foreign, state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or the Subsidiaries' real property, if any (collectively, the "Gains Taxes"), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger. The Company and Parent agree to cooperate with the other in the filing of any Tax Returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and the Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and the Subsidiaries shall be determined by Parent in its reasonable discretion. Parent shall timely provide the Company or the Surviving Corporation with sufficient funds for the payment of such Gains Taxes.

          SECTION 6.15 Retirement of Certain Outstanding Indebtedness. (a) At any time after the purchase by Purchaser of Shares pursuant to the Offer and prior to the Effective Time, Parent shall be entitled to require the Company to
(i) terminate, or cause the applicable Subsidiary or Subsidiaries to terminate, the Amended and Restated Loan and Security Agreement dated July 2, 1998 by and among Congress Financial Corporation (Southwest) and BankAmerica Business Credit, Inc., as Lenders, Congress Financial Corporation (Southwest), as Agent for the Lenders, and Pamida and Seaway Importing Company, as Borrowers (the "Loan Agreement") and (ii) redeem or discharge, or cause Pamida to redeem or discharge, the 11 3/4% Senior Subordinated Notes due 2003 of Pamida and the related Indenture dated as of March 15, 1993 (the "Indenture") by and among Pamida, as Issuer, the Company as Guarantor, and State Street Bank and Trust Company, as Trustee (collectively the "Notes"). If Parent requires any such termination, redemption or discharge, Parent shall deposit or cause to be deposited with the Company or with any wholly owned Subsidiary of the Company, as directed by the Company, the amount of money and/or U.S. Government Obligations (as defined in the Notes) that is reasonably necessary to enable the Company to comply with such request. Parent shall have the opportunity to participate in all aspects of any such termination, redemption or discharge.

          (b) If, after the purchase by Purchaser of Shares pursuant to the Offer and prior to the Effective Time, the obligations of the Company and Pamida under the Loan Agreement are declared to be immediately due and payable under
Section 8.2(a) thereof on account of the occurrence of an event of default under
Section 8.1(j) thereof, then Parent shall deposit or cause to be deposited with the Company or Pamida (i) the amount of money necessary to pay all amounts owing by the Company or Pamida under the Loan Agreement and, if the Notes are declared immediately due and payable under Section 6.2 of the Indenture on account of the occurrence of an event of default under Section 6.1(a)(v) of the Indenture, (ii) the amount of money necessary to pay all amounts owing by Pamida under the Notes and the Indenture. Any money so deposited shall be used to pay all the amounts so owing under the Loan Agreement, the Notes or the Indenture.

          (c) If, after the purchase by Purchaser of Shares pursuant to the Offer and prior to the Effective Time, the holders of any Notes elect to have Pamida purchase their Notes under Section 4.15 of the Indenture, then Parent shall deposit or cause to be deposited with Pamida the amount of money necessary to effect such purchases.

          (d) Any money or U.S. Government Obligations deposited by Parent pursuant to Section 6.15(a), (b) or (c) shall be made available to the Company or the applicable Subsidiary or Subsidiaries either (i) on terms no less favorable to the Company as provided in the Loan Agreement or the Notes, as applicable, or (ii) on terms approved by the Board, if prior to the Purchaser's Election Date, or the Continuing Directors, if after the Purchaser's Election Date.


                                  ARTICLE VII

                           CONDITIONS TO THE MERGER


          SECTION 7.01 Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement, including the Merger, shall have been approved and adopted by the affirmative vote of the stockholders of the Company (unless the vote of the stockholders is not required by Delaware
Law) as required under the Constituent Documents or Delaware Law;

          (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

          (c) No Order. No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect (which order or other action the parties hereto shall use their reasonable efforts to vacate or lift) and has the effect of making the consummation of the Merger illegal under applicable law; and

          (d) Offer. Purchaser or its permitted assignee shall have accepted for payment and purchased all Shares validly tendered and not withdrawn pursuant to the Offer, provided that this condition will be deemed to have been satisfied if Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in breach of the terms hereof.


                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER


          SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company:

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either Parent or the Company:

               (i) if (x) as a result of the failure of any of the Offer Conditions the Offer shall have terminated or expired in accordance with its terms without Purchaser's having accepted for payment any Shares pursuant to the Offer or (y) Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to August 31, 1999; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under this Agreement by such party; or

               (ii) if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction, it being understood that in no event shall Parent, Purchaser, the Company or the Surviving Corporation be required to hold separate or divest any of their respective assets or agree to any restrictions in their businesses as currently or proposed to be conducted.

          (c) by Parent or Purchaser prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement (unless such breach was directly caused by an act or omission of Parent or Purchaser) which
(i) would give rise to the failure of a condition set forth in paragraph (d) of Annex A to this Agreement and (ii) cannot be or has not been cured within 20 days after the giving of written notice thereof to the Company by Parent or Purchaser;

          (d) by Parent or Purchaser prior to the purchase of Shares pursuant to the Offer if either Parent or Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (f) of Annex A to this Agreement;

          (e) by the Company if the Board determines in good faith that a Takeover Proposal constitutes a Superior Proposal and the Board determines in good faith, after receiving the advice of independent legal counsel, that the failure to approve such Takeover Proposal and to terminate this Agreement would constitute a breach of the Board's fiduciary duties under applicable law; provided that the Company has complied with all provisions of Section 6.05, including the notice provisions therein, and that it has complied with the requirements of Section 8.03 relating to the payment (including the timing of any payment) of the Expenses and the Termination Fee to the extent required by
Section 8.03; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(e) unless and until 72 hours have elapsed following delivery to Parent of a written notice of such determination by the Board.

          (f) by the Company prior to the purchase of Shares pursuant to the Offer if (i) any of the representations or warranties of Parent or Purchaser set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Parent or Purchaser shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Purchaser to be performed or complied with by it under this Agreement and such untruth, incorrectness or failure cannot be or has not been cured within 20 days after the Company's giving of written notice to Parent or Purchaser, as applicable; or

          (g) by the Company, if the Offer has not been timely commenced in accordance with Section 1.01.

          The right of any party hereto to terminate this Agreement pursuant to this Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

          SECTION 8.02 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Purchaser or any of their respective affiliates, officers or directors (except for Section 6.04(b), Section 6.10, Section 8.03 and Article IX, which shall survive the termination); provided, however, that nothing contained in this Section 8.02 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant or agreement contained in this Agreement.

          SECTION 8.03  Fees and Expenses.  (a) Except as provided in this
Section 8.03, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

          (b) Provided that neither Parent nor Purchaser shall be in breach of any of their material obligations under this Agreement, the Company shall pay, or cause to be paid, in same day funds to Parent (x) the Expenses and (y) the Termination Fee under the circumstances and at the times set forth as follows:

          (i) if Parent or Purchaser terminates this Agreement under Section 8.01(d) and, if such termination is because of the withdrawal, modification or change in the Board's recommendation of the Offer, the Merger or this Agreement, and if prior to the time of such withdrawal, modification or change, a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date hereof), the Company shall pay the Expenses and the Termination Fee upon demand;

          (ii) if the Company terminates this Agreement under Section 8.01(e), the Company shall pay the Termination Fee concurrently with such termination and the Expenses upon demand;

          (iii) if Parent or Purchaser terminates this Agreement under Section 8.01(c) and at the time of any such termination, a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date hereof), (x) the Company shall pay the Expenses upon demand, and (y) if concurrently therewith or within nine months thereafter (A) the Company enters into a merger agreement, acquisition agreement or similar agreement with respect to a Takeover Proposal, or a Takeover Proposal is consummated, involving any party (1) with whom the Company had any discussions with respect to a

     Takeover Proposal, (2) to whom the Company furnished information with respect to or with a view to a Takeover Proposal or (3) who had submitted a proposal or expressed any interest publicly in a Takeover Proposal, in the case of each of clauses (1), (2) and (3), after April 28, 1999 and prior to such termination, or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement with respect to a Superior Proposal, or a Superior Proposal is consummated, then, in the case of either (A) or (B) above, the Company shall pay the Termination Fee upon the earlier of the execution of such agreement or upon consummation of such Takeover Proposal or Superior Proposal.

          SECTION 8.04 Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share or Nonvoting Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 8.05 Waiver. At any time prior to the Effective Time, subject to Section 6.03(c), any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein which may be legally waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                  ARTICLE IX

                              GENERAL PROVISIONS


          SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles II and IX and Section 6.07 shall survive the Effective Time indefinitely and those set forth in Sections 6.04(b), 6.10, 8.02, 8.03 and
Article IX shall survive termination indefinitely.

          SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt or refusal by the addressee thereof) by delivery in person, by a recognized overnight courier, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

          if to Parent or Purchaser:

          ShopKo Stores, Inc.
          700 Pilgrim Way
          Green Bay, WI 54307-9060
          Attention: Richard D. Schepp

          with a copy to:

          Sidley & Austin
          One First National Plaza
          Chicago, IL 60603
          Attention: Dennis V. Osimitz

          if to the Company:

          Pamida Holdings Corporation
          8800 F Street
          Omaha, NE 68127
          Attention: Steven F. Fishman

          with a copy to:

          Abrahams Kaslow & Cassman
          8712 West Dodge Road
          Suite 300
          Omaha, NE 68114
          Attention: Howard J. Kaslow

          and

          Kirkland & Ellis
          Citicorp Center
          153 East 53rd Street
          New York, NY 10022
          Attention: Kirk A. Radke

          SECTION 9.03 Certain Definitions; Interpretation. (a) For purposes of this Agreement, the following terms have the meaning specified in this
Section 9.03 and shall be equally applicable to both the singular and plural forms:

          "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person.

          "beneficial owner" with respect to any Shares or Nonvoting Shares means a person who shall be deemed to be the beneficial owner of such Shares or Nonvoting Shares (i) that such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) that such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) that are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares or Nonvoting Shares.

          "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

          "Continuing Director" means (i) any member of the Board of Directors of the Company as of the date hereof, or (ii) any successor of a Continuing Director who is (A) unaffiliated with, and not a designee or nominee, of Parent or Purchaser, and (B) recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors of the Company, and in each case under clauses (i) and (ii), who is not an employee of the Company.

          "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

          "Copyrights" means United States and foreign copyrights, copyrightable works, and mask works, whether registered or unregistered, and pending applications to register the same.

          "Expenses" means documented reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

          "Intellectual Property" means Copyrights, Patent Rights, Trademarks and Trade Secrets.

          "Patent Rights" means United States and foreign patents, patent applications, patent or invention disclosures, and improvements thereto, continuations, continuations-in-part, divisions and reissues.

          "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          "Representative" means, with respect to any person, such person's officers, directors, employees, agents and representatives (including any investment banker, financial advisor, accountant, legal counsel, agent, representative or expert retained by or acting on behalf of such person or its subsidiaries).

          "Software" means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation and materials and all updates, enhancements, modifications and derivative works thereto, including in source code and object code form.

          "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent, Purchaser or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

          "Superior Proposal" means a bona fide proposal by a Third Party that was not solicited or initiated, or encouraged, directly or indirectly, by the Company, any of the Subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of the Subsidiaries, except as and to the extent permitted by Section 6.05, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all of the assets of the Company or to acquire, directly or indirectly, the Company by merger or consolidation, and otherwise on terms which the Board determines in good faith to be more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger (after receiving advice from the Company's independent financial advisor that the value of the consideration provided for in such proposal is fair from a financial point of view to the holders of Shares and Nonvoting Shares), for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board, based on advice from the Company's independent financial advisor, is reasonably capable of being financed by such third party and which, in the good faith judgment of the Board is reasonably likely to be consummated within a period of time not materially longer in duration than the period of time reasonably believed to be necessary to consummate the Offer and Merger, it being understood that a tender offer with terms and conditions substantially similar to those set forth herein will satisfy the requirement above with respect to the time period within which such tender offer must be consummated.

          "Takeover Proposal" means any bona fide proposal or offer, whether in writing or otherwise, from any person other than Parent, Purchaser or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its material Subsidiaries or 30% or more of any class of equity securities of the Company or any of its material Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of its material Subsidiaries, including any single or multi-step transaction or series of related transactions contemplated by this Agreement, which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of or 30% or more of the equity interest in either the Company or any of its material Subsidiaries.

          "Tax" means all federal, state, local or foreign taxes, fees, duties, tariffs, levies, imposts, or other charges of any kind (together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto), including (i) taxes or other charges on or with respect to income, franchise, gross receipts, property, sales, use, profits, capital stock, payroll, employment, social security, workers compensation, unemployment compensation or net worth, taxes or charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license registration and documentation fees; and customs duties, tariffs and similar charges of any kind whatsoever, and (ii) any joint, consolidated, combined, unitary or transferee liability in respect of taxes or any liability for taxes imposed by tax sharing, tax indemnity or similar agreement, contract or arrangement.

          "Tax Return" means any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority with respect to Taxes.

          "Termination Fee" means $5 million.

          "Trademarks" means United States, state and foreign trademarks, service marks, logos, designs, slogans, symbols, trade dress, trade names and Internet domain names, and other source-identifying designations or devices, and any combinations or variations thereof, whether registered or unregistered, and pending applications to register any of the foregoing.

          "Trade Secrets" means confidential ideas, trade secrets, know-how, concepts, methods, processes, discoveries, inventions, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information.

          (b) Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, then all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

          SECTION 9.05 Entire Agreement, Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except for the Stockholder Agreements and as set forth in
Section 6.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Purchaser may assign all or any of its rights and obligations hereunder to any wholly owned subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

          SECTION 9.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

          SECTION 9.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Any proceeding to seek specific performance shall be brought exclusively in the Delaware Chancery Court, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding and waives any objection based on forum non conveniens or any other objection to venue thereof.

          SECTION 9.08 Waiver of Jury Trial. To the extent permitted by applicable law, the parties hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

          SECTION 9.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

          SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 9.12 Certain Undertakings by Parent. Parent shall be responsible for the performance of, and, if necessary, shall perform, or cause to be performed each obligation of Purchaser or the Surviving Corporation, or either of their permitted successors and assigns, under this Agreement.

          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    SHOPKO STORES, INC.


                                    By: /s/ William J. Podany
                                       -------------------------------------
                                    Name:   William J. Podany
                                    Title:  President and Chief Executive
                                            Officer


                                    SHOPKO MERGER CORP.


                                    By:  /s/ William J. Podany
                                        ------------------------------------
                                    Name:    William J. Podany
                                    Title:   President and Chief Executive
                                             Officer


                                    PAMIDA HOLDINGS CORPORATION


                                    By:  /s/ Steven S. Fishman
                                        ------------------------------------
                                    Name:    Steven S. Fishman
                                    Title:   Chairman of the Board and Chief
                                             Executive Officer

                                    ANNEX A

                            CONDITIONS OF THE OFFER


          Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the "Agreement") of which this Annex A is a part. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any Shares tendered pursuant to the Offer, and may amend the Offer consistent with the terms of the Agreement or terminate the Offer and not accept for payment any tendered Shares, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act has not expired or been terminated (the "HSR Condition"), or (iii) at any time on or after the date of the Agreement and prior to the acceptance for payment of Shares, any of the following events shall occur and be continuing:

          (a) there shall be threatened or pending any suit, action or proceeding by a federal, state, or foreign governmental entity (i) seeking to prohibit or impose any material limitations on the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the businesses or assets of the Company and its subsidiaries taken as a whole, or Parent and its subsidiaries, taken as a whole, (ii) seeking to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, (iii) challenging the acquisition by Parent or Purchaser of any Shares pursuant to the Offer or the Stockholder Agreements, (iv) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Agreement or the Stockholder Agreements (including the voting provisions thereunder), (v) seeking to obtain from the Company or any Subsidiary any damages that would be reasonably likely to have a Material Adverse Effect, (vi) seeking to impose material limitations on the ability of Purchaser or Parent, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the Stockholder Agreements and the Merger, (vii) seeking to impose material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (viii) which otherwise would have a Material Adverse Effect on the Company or, as a result of the Offer or the Merger, a material adverse effect on Parent and its subsidiaries; or

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (viii) of paragraph (a) above; or

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),
(iii) any limitation by any United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions, or (iv) in the case of any of the situations in clauses (i) through (iii) inclusive, existing on the date hereof, a material acceleration or worsening thereof; or

          (d) the representations and warranties of the Company set forth in the Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) or the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate, or the failure to perform or comply with such obligations, agreements or covenants, do not, individually or in the aggregate, have a Material Adverse Effect on the Company or a materially adverse effect on the ability to consummate the Offer or the Merger; or

          (e) there shall have occurred any events or changes which have had or would reasonably be expected to have or constitute, individually or in the aggregate, a Material Adverse Effect on the Company; or

          (f) the Board (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger or the Agreement, (ii) shall have recommended a Takeover Proposal or (iii) shall have adopted any resolution to effect any of the foregoing; or

          (g) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the Shares, or 399 Venture Partners, Inc. or its affiliates or any group of which any of them is a member shall have increased or announced its intention to increase its beneficial ownership of Shares by more than 1%; provided that the conversion of Nonvoting Shares into Shares shall not be an increase in the beneficial ownership of Shares.

          (h) any party to any of the Stockholder Agreements other than Parent or Purchaser shall have breached or failed to perform any of its agreements under such agreement or breached any of its representations and warranties in such agreements or any such agreements shall not be valid, binding and enforceable, except for such breaches or failures or failures to be valid, binding and enforceable that do not materially and adversely affect the benefits expected to be received by Parent or Purchaser under the Stockholder Agreements; or

          (i) the Agreement shall have been terminated in accordance with its terms; which in the sole judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser not otherwise in breach of the Agreement) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares.

          The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                       EXHIBIT A

                             STOCKHOLDER AGREEMENT
                             ---------------------


          STOCKHOLDER AGREEMENT (this "Agreement"), dated as May 10, 1999, among ShopKo Stores, Inc., a Wisconsin corporation ("Parent"), ShopKo Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and the undersigned stockholder (the "Stockholder") of Pamida Holdings Corporation, a Delaware corporation (the "Company").

          WHEREAS, Parent, Purchaser and the Company, propose to enter into an Agreement and Plan of Merger dated as of even date herewith (as the same may be amended or supplemented, the "Merger Agreement") to provide for the making of a cash tender offer (as such offer may be amended from time to time, the "Offer") by Purchaser for any and all shares of Common Stock, par value $0.01 per share, of the Company (the "Shares") at the Offer Price (as defined in the Merger Agreement) and the merger of the Company and Purchaser (the "Merger");

          WHEREAS, the Stockholder legally and/or beneficially owns that number of Shares appearing on the signature page hereof (such shares, as they may be adjusted by any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company (each, an "Adjustment Event") being referred to herein as the "Subject Shares"); and

          WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested that the Stockholder enter into this Agreement;

          NOW, THEREFORE, to induce Parent and Purchaser to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

          1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Purchaser as follows:

          (a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets. Except for informational filings with the SEC, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

          (b) The Shares. The Stockholder has good and marketable title to the Subject Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder owns no Shares other than the Subject Shares and owns no shares of Nonvoting Common Stock, par value $0.01 per share, of the Company.

          2.  Representations and Warranties of Parent and Purchaser.

          (a) Authority. Parent and Purchaser hereby represent and warrant to the Stockholder that each of Parent and Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes a valid and binding obligation of Parent and Purchaser enforceable in accordance with its terms.

          3.  Covenants of the Stockholder.  The Stockholder agrees as follows:

          (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the approval of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

          (c) The Stockholder agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, the Subject Shares to any person other than Purchaser or Purchaser's designee or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Takeover Proposal.

          (d) The Stockholder shall not, nor shall the Stockholder permit any investment banker, attorney or other adviser or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or (iii) enter into any agreement with respect to or approve or recommend any Takeover Proposal.

          (e) So long as the Merger Agreement has not been terminated, the Stockholder shall tender pursuant to the Offer, and not withdraw, all of the Subject Shares.

          4. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Purchaser may assign any or all of its rights, interests and obligations hereunder, in its sole discretion, to Parent or, with the consent of the Stockholder, which consent shall not be unreasonably withheld or delayed, to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns and, in the case of the Stockholder, the heirs, executors and administrators of the Stockholder.

          5. Termination. This Agreement shall terminate upon the earliest of the following events (each a "Termination Event"):

          (a) the Effective Time;

          (b) the termination of the Merger Agreement pursuant to Section 8.01 thereof, other than:

               (i) a termination under Section 8.01(d) thereof because of the withdrawal, modification or change in the recommendation by the Board (as defined in the Merger Agreement) of the Offer, the Merger and the Merger Agreement, as provided in paragraph f(i) of Annex A to the Merger Agreement, or because the

          Board has adopted a resolution to effect any of the foregoing, as provided in paragraph f(iii) of Annex A to the Merger Agreement, if prior to the time of such withdrawal, modification or change or the adoption of such resolution, a Takeover Proposal (as defined in the Merger Agreement) shall have been made (other than a Takeover Proposal made prior to the date hereof); or

               (ii) a termination of the Merger Agreement if the Merger Agreement is terminated under Section 8.01(d) thereof because of the Board's recommendation of a Takeover Proposal, as provided in paragraph f(ii) of Annex A to the Merger Agreement, or because the Board has adopted a resolution to effect such recommendation, as provided in paragraph f(iii) of Annex A to the Merger Agreement; or

               (iii) a termination of the Merger Agreement under Section 8.01(e) thereof (the termination described in clauses (i), (ii) and (iii) being referred to herein as the "Termination Trigger Events");

          (c) 60 days following any termination of the Merger Agreement that constitutes a Termination Trigger Event or the occurrence of an event described in paragraph (g) of Annex A to the Merger Agreement; or

          (d) the amendment of the Merger Agreement in a manner adverse to the Stockholder without the Stockholder's consent, which consent shall not be unreasonably withheld or delayed.

          6.  General Provisions.

          (a) Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          (b) Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law. Each party hereby irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

          (c) Notice. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, by recognized national delivery service or sent by certified or registered mail, postage prepaid, and shall be deemed to be given upon receipt at the following address, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

          (a)  if to Parent, to:

               ShopKo Stores, Inc.
               700 Pilgrim Way
               Green Bay, WI 54307-9060
               Attention: Richard D. Schepp

               with a copy (which shall
               not constitute notice) to:

               Sidley & Austin
               One First National Plaza
               Chicago, IL 60603
               Attention: Dennis V. Osimitz

          (b)  if to Purchaser, to:

               ShopKo Merger Corp.
               c/o ShopKo Stores, Inc.
               700 Pilgrim Way
               Green Bay, WI 54307-9060
               Attention: Richard D. Schepp

               with a copy (which shall
               not constitute notice) to:

               Sidley & Austin
               One First National Plaza
               Chicago, IL 60603
               Attention: Dennis V. Osimitz

          (c)  if to Stockholder, to:

               [Name]
               [Address]

               with a copy (which shall
               not constitute notice) to:

               [Name]
               [Address]

          (d) Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than Parent, Purchaser or the Stockholder, or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

          (e) Entire Agreement; Amendments; Waiver. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

          (f) Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (g) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

          (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

          (i) Capitalized Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement.

          (j)  Severability.   Each party agrees that, should any court or other
     competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     7. No Limitations on Actions of the Stockholder as a Director, Officer or Employee. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's duties as a director, officer or employee of the Company, including fiduciary duties.

          IN WITNESS WHEREOF, each of Parent, Purchaser and the Stockholder has caused this Agreement to be signed by its officer thereunto duly authorized and the Stockholder has signed this Agreement, all as of the date first written above.


                         SHOPKO STORES, INC.



                         By: ___________________________________
                               Name:
                               Title:



                         SHOPKO MERGER CORP.



                         By: ___________________________________
                               Name:
                               Title:


                         STOCKHOLDER



                         ___________________________________
                              Name:

                         Number of Shares owned by the Stockholder on the date hereof:

                         _________

                         Number of Shares that can be acquired by the Stockholder upon exercise of options held by the Stockholder on the date hereof:

                         _________

                                                                       EXHIBIT B

                      STOCKHOLDER AND PURCHASE AGREEMENT
                      ----------------------------------


          STOCKHOLDER AND PURCHASE AGREEMENT (this "Agreement"), dated as of May 10, 1999, among ShopKo Stores, Inc., a Wisconsin corporation ("Parent"), ShopKo Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and the undersigned stockholder (the "Stockholder") of Pamida Holdings Corporation, a Delaware corporation (the "Company").

          WHEREAS, Parent, Purchaser and the Company, propose to enter into an Agreement and Plan of Merger dated as of even date herewith (as the same may be amended or supplemented, the "Merger Agreement") to provide for the making of a cash tender offer (as such offer may be amended from time to time, the "Offer") by Purchaser for any and all shares of Common Stock, par value $0.01 per share, of the Company (the "Shares") at the Offer Price (as defined in the Merger Agreement) and the merger of the Company and Purchaser (the "Merger");

          WHEREAS, the Stockholder legally and/or beneficially owns that number of Shares and that number of shares of Nonvoting Common Stock, par value $0.01 per share, of the Company (the "Nonvoting Shares") appearing on the signature page hereof (such Shares and Nonvoting Shares, as they may be adjusted by any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company (each, an "Adjustment Event") being referred to herein as the "Subject Shares"); and

          WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested that the Stockholder enter into this Agreement;

          NOW, THEREFORE, to induce Parent and Purchaser to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

          1.  Purchase of Shares.

          (a) Grant of Option. The Stockholder hereby grants Purchaser an irrevocable option (the "Option") to purchase all of the Subject Shares for a purchase price of $11.50 per share (the "Per Share Purchase Price"). The obligation to pay upon exercise of the Option shall be the joint and several obligation of Parent and Purchaser. In the event of an Adjustment Event, the Per Share Purchase Price shall be adjusted appropriately.

          (b) Exercisability. Subject to paragraph (c) below, the Option may be exercised by Purchaser, in whole but not in part, at any time:

               (i) after the termination of the Merger Agreement, if (A) the Merger Agreement is terminated under Section 8.01(d) thereof because of the withdrawal, modification or change in the recommendation by the Board (as defined in the Merger Agreement) of the Offer, the Merger and the Merger Agreement, as provided in paragraph f(i) of Annex A to the Merger Agreement, or because the Board has adopted a resolution to effect any of the foregoing, as provided in paragraph f(iii) of Annex A to the Merger Agreement, and (B) prior to the time of such withdrawal, modification or change or the adoption of such resolution, a Takeover Proposal (as defined in the Merger Agreement) shall have been made (other than a Takeover Proposal made prior to the date hereof); or

               (ii) after the termination of the Merger Agreement if the Merger Agreement is terminated under Section 8.01(d) thereof because of the Board's recommendation of a Takeover Proposal, as provided in paragraph f(ii) of Annex A to the Merger Agreement, or because the Board has adopted a resolution to effect such recommendation, as provided in paragraph f(iii) of Annex A to the Merger Agreement; or

               (iii)  after the termination of the Merger Agreement under
          Section 8.01(e) thereof; or

               (iv) after the occurrence of an event described in paragraph (g) of Annex A to the Merger Agreement.

     (the termination described in clauses (i), (ii) and (iii) being referred to herein as the "Termination Trigger Events").

          (c) Termination of Option. The Option shall terminate upon the earliest of:

               (i)  the termination of the Merger Agreement pursuant to Section
          8.01 thereof, other than a termination that constitutes a Termination Trigger Event or a termination as a result of the occurrence of an event described in paragraph (g) of Annex A to the Merger Agreement; or

               (ii) 60 days following any termination of the Merger Agreement that constitutes a Termination Trigger Event or the occurrence of an event described in paragraph (g) of Annex A to the Merger Agreement (or if, at the expiration of such 60-day period the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, or because the applicable waiting period under the HSR Act has not expired or been terminated, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause
          (ii) later than 90 days after the date of termination of the Merger Agreement); or

               (iii) the amendment of the Merger Agreement in a manner adverse to the Stockholder without the Stockholder's consent, which consent shall not be unreasonably withheld or delayed.

          (d) Exercise Notice. If Purchaser wishes to exercise the Option, Purchaser shall deliver to Company a written notice (an "Exercise Notice"). The closing of the purchase of Subject Shares ("Closing") shall occur at a place, on a date and at a time designated by Parent in the Exercise Notice delivered at least two business days prior to the date of the Closing.

          (e) Sale. If the Option becomes exercisable upon a Termination Trigger Event, then, at the option of Purchaser and in lieu of any exercise of the Option, Purchaser may require the Stockholder to sell the Subject Shares pursuant to any Takeover Proposal then pending and to remit to Purchaser with respect to each Subject Share sold the gross proceeds from such sale less the Per Share Purchase Price. If Purchaser exercises its rights pursuant to this Section 1(e), then upon such remittance the Option shall terminate.

          (f) Mandatory Exercise of Option. Parent and Purchaser, jointly and severally, agree to exercise the Option in whole, but not in part, and to acquire from the Stockholder all of the Subject Shares at the Per Share Purchase Price (as adjusted in the event of an Adjustment Event) immediately after the purchase by Purchaser of Shares pursuant to the Offer, with the Closing with respect to such exercise and acquisition to take place immediately after the closing of the purchase of Shares pursuant to the Offer.

          2. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Purchaser as follows:

          (a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets. Except for the expiration or termination of the waiting period under the HSR Act and informational filings with the SEC, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

          (b) The Shares. The Stockholder has good and marketable title to the Subject Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder owns no Shares or Nonvoting Shares other than the Subject Shares.

          3.  Representations and Warranties of Parent and Purchaser.

          (a) Authority. Parent and Purchaser hereby represent and warrant to the Stockholder that each of Parent and Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes a valid and binding obligation of Parent and Purchaser enforceable in accordance with its terms.

          (b) Securities Act. The Subject Shares will be acquired in compliance with, and Purchaser will not offer to sell or otherwise dispose of any Subject Shares so acquired by it in violation of any of, the registration requirements of the Securities Act of 1933, as amended.

          4.  Covenants of the Stockholder.   The Stockholder agrees as follows:

          (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares that are Shares in favor of the Merger, the approval of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares that are Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

          (c) The Stockholder agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, the Subject Shares to any person other than Purchaser or Purchaser's designee or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Takeover Proposal.

          (d) The Stockholder shall not, nor shall the Stockholder permit any investment banker, attorney or other adviser or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal , or (iii) enter into any agreement with respect to or approve or recommend any Takeover Proposal.

          (e) So long as the Merger Agreement has not been terminated, the Stockholder shall tender pursuant to the Offer, and not withdraw, all of the Subject Shares that are Shares.

          (f) In the event of a Takeover Proposal, the Stockholder shall, as soon as practicable after receipt of a written request from Parent or Purchaser (in the sole discretion of Parent or Purchaser) and to the fullest extent permissible under the Restated Certificate of Incorporation of the Company, as amended (the "Restated Certificate of Incorporation"), convert any Nonvoting Shares into Shares pursuant to the terms of Part 4 of the Restated Certificate of Incorporation, and any Nonvoting Shares so converted into Shares shall be treated for all purposes as Shares subject to the terms and restrictions of this Agreement. Notwithstanding the previous sentence, the Stockholder agrees not to convert any of the Nonvoting Shares into Shares without the prior written consent of Parent.

          5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Purchaser may assign any or all of its rights, interests and obligations hereunder, in its sole discretion, to Parent or, with the consent of the Stockholder, which consent shall not be unreasonably withheld or delayed, to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns and, in the case of the Stockholder, the heirs, executors and administrators of the Stockholder.

          6.  Termination.  This Agreement shall terminate upon the earlier of:
(i) the Effective Time; or (ii) the termination of the Option.

          7.  General Provisions.

          (a) Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          (b) Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law. Each party hereby irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

          (c) Notice. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, by recognized national delivery service or sent by certified or registered mail, postage prepaid, and shall be deemed to be given upon receipt at the following address, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

          (a)  if to Parent, to:

               ShopKo Stores, Inc.
               700 Pilgrim Way
               Green Bay, WI 54307-9060
               Attention: Richard D. Schepp
               with a copy (which shall
               not constitute notice) to:

               Sidley & Austin
               One First National Plaza
               Chicago, IL 60603
               Attention: Dennis V. Osimitz

          (b)  if to Purchaser, to:

               ShopKo Merger Corp.
               c/o ShopKo Stores, Inc.
               700 Pilgrim Way
               Green Bay, WI 54307-9060
               Attention: Richard D. Schepp

               with a copy (which shall
               not constitute notice) to:

               Sidley & Austin
               One First National Plaza
               Chicago, IL 60603
               Attention: Dennis V. Osimitz

          (c)  if to Stockholder, to:

               399 Venture Partners, Inc.
               399 Park Avenue, 14th Floor
               New York, NY 10043
               Attention: M. Saleem Muqaddam

               with a copy (which shall
               not constitute notice) to:

               Kirkland & Ellis
               Citicorp Center
               153 East 53rd Street
               New York, NY 10022
               Attention: Kirk A. Radke

          (d) Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than Parent, Purchaser or the Stockholder, or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

          (e) Entire Agreement; Amendments; Waiver. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

          (f) Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (g) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

          (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

          (i) Capitalized Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement.

          (j) Severability. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

          IN WITNESS WHEREOF, each of Parent, Purchaser and the Stockholder has caused this Agreement to be signed by its officer thereunto duly authorized and the Stockholder has signed this Agreement, all as of the date first written above.


                         SHOPKO STORES, INC.


                         By: ___________________________________
                               Name:
                               Title:



                         SHOPKO MERGER CORP.



                         By: ___________________________________
                               Name:
                               Title:


                         STOCKHOLDER



                         By: ___________________________________
                               Name:
                               Title:

                         Number of Shares owned by the Stockholder on the date hereof:

                         907,387
                         -------

                         Number of Nonvoting Shares owned by the Stockholder on the date hereof:

                         3,050,473
                         ---------